EXHIBIT 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces First Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—May 5, 2008—International Bancshares Corporation (NASDAQ: IBOC) today reported earnings for the first quarter of 2008 of $33.5 million, or $.49 diluted earnings per common share and $.49 basic earnings per common share, as compared to $18.6 million or $.27 diluted earnings per common share and $.27 basic earnings per common share for the same period of 2007, which represents an increase of 81.5% in diluted earnings per common share and an increase of 80.1% in net income.

Net income for the first quarter 2007 was negatively impacted by an impairment charge of $13.1 million, after tax, on certain investments.  A significant portion of the impairment charge is a result of the Company’s strategic identification of certain investment securities sold in 2007 with the proceeds from the sales used to reduce Federal Home Loan Bank (“FHLB”) borrowings.

“Net income for the first quarter of 2008 represents a solid level of performance and reflects favorably on IBC’s commitment to superior earnings.  I’m also pleased with the first quarter earnings, despite the credit turmoil existing in the markets today.  During the sub-prime crisis and the general anxiety regarding liquidity, the Company has maintained its sound credit underwriting standards and a sound investment strategy.  The Company is not involved in sub-prime mortgage lending and the Company has no exposure in its investment portfolio to sub-prime mortgages.  All of the mortgage-backed securities held by the Company are either fully guaranteed by the U.S. Government or issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Corporation (“Fannie Mae”) or the Government National Mortgage Corporation (“Ginnie Mae”), which are government sponsored entities.  All securities issued by the three agencies are rated AAA.  Additionally, the Company has continued to grow its operations and enhance long-term shareholder value through an aggressive de novo branch expansion knowingly creating stress on the Company’s earnings because of the costs associated with the expansion.  The Company believes it is necessary to expand its existing footprint to better serve IBC’s current and future customers, as well as, expand IBC’s market share and increase non-interest income,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2008 were $11.0 billion compared to $11.1 billion at December 31, 2007.  Total loans were $5.5 billion at March 31, 2008 and December 31, 2007.  Deposits were $7.2 billion at March 31, 2008 and December 31, 2007.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 260 facilities and more than 405 ATMs serving 100 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml